Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Small Cap Oppurtunities Fund	SPS Commerce Inc	04/22/10	Thomas Weisel Partners	ING Bank NV
ING Small Cap Oppurtunities Fund	Convio Inc	04/29/10	Piper Jaffrey & Thomas Weisel Partners	ING Bank NV